Exhibit 1

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                                        Contact:   Hunter Smith
                                                   Bunge Limited
                                                   1-914-684-3450
                                                   hsmith@bunge.com



              Bunge Increases Guidance for First Quarter Net Income

WHITE PLAINS, NY - April 7, 2003 - Bunge Limited (NYSE: BG), an integrated, global agribusiness and food company, increased its projected net income for the quarter ending March 31, 2003 to $30 to $35 million, or $0.30 to $0.35 per share, from $25 to $30 million, or $0.25 to $0.30 per share. In the first quarter of 2002 Bunge earned net income of $13 million, or $0.15 per share.

Bill Wells, Chief Financial Officer, stated: "We are experiencing strong performance for the first quarter across most of our businesses, especially in our South American oilseed processing and fertilizer businesses and our international marketing operations, partially offset by weakness in North American oilseed processing.

We are projecting our 2003 second quarter net income to be within a range of $55 to $60 million, or $0.55 to $0.60, per share. For the full year 2003, we are reaffirming our guidance of $260 to $270 million, or $2.62 to $2.72 per share. This does not include any potential positive effects from the closing of our Solae joint venture with DuPont."

About Bunge Limited

Bunge Limited (www.bunge.com) is an integrated, global agribusiness and food company operating in the farm-to-consumer food chain with worldwide distribution capabilities and primary operations in North America, South America and Europe. Headquartered in White Plains, New York, Bunge has over 24,000 employees and locations in 28 countries. Bunge is the largest processor of soybeans in the Americas, the world's leading oilseed processing company, the largest producer and supplier of fertilizers to farmers in South America and the world's leading seller of bottled vegetable oils to consumers.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate" and "continue" and similar expressions. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: estimated demand for commodities and other products that we sell and use in our business; industry conditions, including the cyclicality of the agribusiness industry; economic and political conditions; our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and alliances; and other economic, business, competitive and/or regulatory factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.